Exhibit 99.(e)(4)

SECOND AMENDMENT TO

DISTRIBUTION AGREEMENT

This second amendment (“Amendment”), dated as of August 18, 2020, amends the Distribution Agreement dated as of May 31, 2017 (the “Agreement”) by and between Boston Trust Walden Funds (formerly The Boston Trust & Walden Funds) (herein, the “Fund Company”) and Foreside Financial Services, LLC (herein, “Foreside”).

WHEREAS, Fund Company and Foreside (the “Parties”) desire to amend Exhibit A of the Agreement, effective September 30, 2020 (the “Effective Date”), to reflect (1) the name changes and re-designation of the funds listed below; and (2) the merger of Walden Small Cap Fund into Boston Trust Walden Small Cap Fund, as follows:

Current Name	Re-Designated Name
Walden Equity Fund	Boston Trust Walden Equity Fund
Walden Balanced Fund	Boston Trust Walden Balanced Fund
Walden International Equity Fund	Boston Trust Walden International Equity Fund
Walden Midcap Fund	Boston Trust Walden Midcap Fund
Walden SMID Cap Fund	Boston Trust Walden SMID Cap Fund
Boston Trust Small Cap Fund	Boston Trust Walden Small Cap Fund
Walden Small Cap Fund	N/A. Series merged into Boston Trust Walden Small
Cap Fund in April 2020.

WHEREAS, Section 15 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.                                      Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached to the end of this Amendment.

3.                                      Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.                                      This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

BOSTON TRUST WALDEN FUNDS		FORESIDE FINANCIAL SERVICES, LLC

By:	/s/ Lucia Santini	By:	/s/ Mark Fairbanks

Name:	Lucia Santini	Name:	Mark Fairbanks

Title:	President	Title:	Vice President

EXHIBIT A

Fund Names

This Exhibit A shall apply to the Shares of the Funds in the Trust as listed below and any other series that may be started in the future, as reflected by amendment to this list:

Boston Trust Asset Management Fund

Boston Trust Equity Fund

Boston Trust Midcap Fund

Boston Trust SMID Cap Fund

Boston Trust Walden Small Cap Fund

Boston Trust Walden Balanced Fund

Boston Trust Walden Equity Fund

Boston Trust Walden Midcap Fund

Boston Trust Walden SMID Cap Fund

Boston Trust Walden International Equity Fund